EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Nkarta, Inc. on Form S-8 pertaining to the Nkarta, Inc. 2020 Performance Incentive Plan, the Nkarta, Inc. Employee Stock Purchase Plan, and the Nkarta, Inc. 2015 Equity Incentive Plan of our report dated April 17, 2020 (except for the retroactive effect of the 1-for-3.7 reverse stock split as described in Note 2, as to which the date is July 1, 2020), with respect to the financial statements of Nkarta, Inc. included in the Registration Statement (Form S-1, No. 333-239301) and related Prospectus of Nkarta, Inc. filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Redwood City, California

August 3, 2020